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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

            AGREEMENT by and among Dreyer's Grand Ice Cream, Inc., a Delaware corporation (the "Company") and T. Gary Rogers (the "Executive"), dated as of June 16, 2002 (the "Agreement").

            WHEREAS, the Company, New December, Inc., a Delaware corporation ("New Dreyer's") and wholly owned subsidiary of the Company, December Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Dreyer's, Nestle Holdings, Inc., a Delaware corporation ("Nestle") and NICC Holdings, Inc., a Delaware corporation and wholly owned indirect subsidiary of Nestle ("NICC") have entered into an Agreement and Plan of Merger Contribution, dated as of the date of this Agreement (as such agreement may hereafter be amended, the "Merger Agreement"), whereby, among other things, the Company and NICC will become wholly owned subsidiaries of New Dreyer's; and

            WHEREAS, the Executive currently serves as an employee of the Company; and

            WHEREAS, in light of the foregoing, the Company wishes to provide for the employment of the Executive by the Company, and the Executive wishes to serve the Company, in the capacities and on the terms and subject to the conditions set forth in this Agreement;

            NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

            1. Employment Period. (a) Agreement Effective Date. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, during the period (the "Employment Period") beginning on the earlier of the Effective Time of the Merger (as defined in the Merger Agreement) or the occurrence of a Change in Control (as defined below) (the date of the earlier of such events, the "Agreement Effective Date") and ending on the later of the third anniversary of the Agreement Effective Date or January 1, 2006; provided, that if the Merger Agreement is terminated as a result of a Change in Control occurring before the Effective Time of the Merger, the Employment Period shall not begin unless and until the Executive expressly reaffirms by written notice to the Company the waiver of vesting of the Deferred Options set forth in
Section 1(b) below; and provided further that if the Merger Agreement is terminated as a result of a Change in Control occurring before the Effective Time of the Merger, this Agreement shall immediately be null and void ab initio and of no further effect unless the Executive expressly reaffirms the waiver of vesting of the Deferred Options within ten business days after (i) in the case of a Change of Control as described in Section 1(c)(iii) below, the date the Company publicly announces that it has entered into a definitive agreement pursuant to which the Change of Control will occur, and (ii) in the case of any other Change of Control, the date of such Change of Control.

            (b) Deferred Options. In consideration for the protections afforded to the Executive under this Agreement, the Executive hereby waives the vesting of the Deferred Options (as defined below) that has occurred or may hereafter occur solely as a result of the
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applicability of the change-of-control provisions of Section 11 of the Company's
Stock Option Plan (1993) (the "Option Plan") upon the approval of the Merger Agreement by the Board of Directors of the Company (the "Board") and/or the transactions contemplated by the Merger Agreement, and agrees that the Deferred Options shall vest in three equal annual installments on each of the first three anniversaries of the Agreement Effective Date, subject to the terms of the Deferred Options, the Option Plan and the provisions of Sections 4(a)(iv), 4(b)(iii) and 4(c)(v) of this Agreement. Each such annual installment shall include a pro-rata portion of each separate grant of Deferred Options. Notwithstanding the foregoing, if the Merger Agreement is terminated as a result of a Change in Control occurring before the Effective Time of the Merger, such waiver and the preceding sentence shall be void unless expressly reaffirmed as contemplated by Section 1(a) above. The "Deferred Options" means those stock options that have been granted to the Executive under the Option Plan that are outstanding on the date of this Agreement that would not be vested on the date of this Agreement, absent the fact that approval of the Merger Agreement by the Board caused them to vest pursuant to Section 11 of the Option Plan. In addition, the Executive consents to the treatment of his options to purchase Company common stock provided for in Section 2.11(e) of the Merger Agreement. Except as provided otherwise in this Agreement or the Merger Agreement, the Deferred Options shall continue to be subject to the Option Plan and the terms of the underlying award agreement, including without limitation the provision that vested Deferred Options will remain exercisable for at least three months following any termination of the Executive's employment for any reason, whether during or after the end of the Employment Period (but not after the expiration of the original option term).

            (c) Definition of Change in Control: A Change in Control shall mean the first to occur of any of the following events, but disregarding any such event that occurs pursuant to the transactions contemplated by the Merger
Agreement:

                  (i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") shall be the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that if any Person's beneficial ownership of the Outstanding Company Common Stock or Outstanding Company Voting Securities reaches or exceeds 30% as a result of a redemption of Outstanding Company Common Stock or Outstanding Company Voting Securities by the Company, such event shall not be considered an event described in this clause (i) of Section 1(c), but if such Person subsequently acquires beneficial ownership of additional Outstanding Company Common Stock or Outstanding Company Voting Securities, such subsequent acquisition shall be treated as an event described in this clause (i) of Section 1(c); and provided further, that, for purposes of this Section 1(c), the following shall not constitute a Change of Control:
      (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or (D) any acquisition by any corporation pursuant to a


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      transaction that complies with Sections (A), (B), and (C) of clause (iii)
      of this Section 1(c);

                  (ii) Individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                  (iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and
      (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

                  (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

            2. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material


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respects with those held or exercised by the Executive immediately preceding the
Agreement Effective Date and (B) the Executive's services shall be performed at the office where the Executive was employed immediately preceding the Agreement Effective Date or at any other location less than 30 miles from such office. Except as limited by applicable law, or the Restated Certificate of Incorporation of New Dreyer's (the "New Dreyer's Charter") or bylaws of the Company, the Executive shall continue to have full authority to operate the day to day business affairs of the Company to the same extent as prior to the Effective Time.

            (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially full-time attention and time during normal business hours to the business and affairs of the Company. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Agreement Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Agreement Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

            (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the "Base Salary") at an annual rate at least equal to the annual rate of base salary in effect for the Executive as of the date of this Agreement, as the same may be increased thereafter pursuant to the Company's normal practices for its executives. The Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary shall not be reduced after any such increase and the term Base Salary as utilized in this Agreement shall refer to Base Salary as so increased.

            (ii) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year ending during the Employment Period, an annual cash bonus (an "Annual Bonus") on terms and conditions no less favorable (taking into account both the amount of the Annual Bonus that may be earned, the difficulty of achieving the associated performance goals, and all other relevant terms and conditions) than the terms and conditions applicable to the Executive under the Company's annual bonus program as in effect as of the date of this Agreement. In no event shall the percentage of the Base Salary represented by the Annual Bonus that the Executive is eligible to earn upon achievement of all performance targets at 100% (the "Target Bonus Percentage") be less than such percentage applicable to the Executive as of the date of this Agreement.

            (iii) Long-Term Incentive Plan. The Executive shall also receive long-term incentive compensation opportunities during the Employment Period as set forth in this Section 2(b)(iii) (the "Long-Term Incentive Compensation"). If the Agreement Effective Date occurs at the Effective Time of the Merger, the Long-Term Incentive Compensation shall be provided


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pursuant to the long-term incentive plan provided for in Section 6.5 of the
Merger Agreement and described in Exhibit A hereto (the "Agreed LTIP"); provided, however, that the Company's failure to adopt the Agreed LTIP shall not constitute Good Reason within the meaning of Section 3(c). If the Agreement Effective Date occurs upon a Change of Control, the Long-Term Incentive Compensation shall be provided either pursuant to a long-term incentive plan on terms and conditions substantially similar to the Agreed LTIP or through grants of stock options on a basis not less favorable than the stock options currently provided to the Executive by the Company.

            (iv) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case that are applicable generally to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided to the Executive under such plans, practices, policies and programs as in effect immediately before the date of this Agreement or, if more favorable to the Executive, those provided generally at any time thereafter to other peer executives of the Company.

            (v) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than those provided to the Executive immediately before the date of this Agreement or, if more favorable to the Executive, those provided generally at any time thereafter to other peer executives of the Company.

            (vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company in effect for the Executive immediately before the date of this Agreement or, if more favorable to the Executive, those provided generally at any time thereafter to other peer executives of the Company.

            (vii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable policies, practices and procedures of the Company in effect for the Executive immediately before the date of this Agreement (including, without limitation, automobiles) or, if more favorable to the Executive, those provided generally at any time thereafter to other peer executives of the Company.

            (viii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance at least equal to those provided to the


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Executive immediately before the date of this Agreement or, if more favorable to the Executive, those provided generally at any time thereafter to other peer executives of the Company.

            (ix) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect for the Executive immediately before the date of this Agreement or, if more favorable to the Executive, those provided generally at any time thereafter to other peer executives of the Company.

            3. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 90 consecutive days or on a total of 180 days in any 12-month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or their insurers and acceptable to the Executive or the Executive's legal representative.

            (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, "Cause" shall mean:

                  (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company (as described in Section 2(a)) (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties and the Executive is given a reasonable opportunity to cure any such failure to substantially perform;

                  (ii) the willful engaging by the Executive in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to the Company;

                  (iii) (A) any intentional act of fraud, or material embezzlement or material theft by the Executive, in each case, in connection with the Executive's duties hereunder or in the course of the Executive's employment hereunder or (B) the Executive's admission in any court, or conviction of, a felony involving moral turpitude, fraud, or material embezzlement, material theft or material misrepresentation, in each case, against the Company;


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                  (iv)  the Executive's causing the Company to take any action described in clauses (K), (L), (O), (P), (Q) and (R) of paragraph (b)(i) of Article FIFTH of the New Dreyer's Charter (each, an "Action") without obtaining the prior approval required thereunder or under the Governance Agreement (as defined in the Merger Agreement), provided that the Board has requested the Executive in writing to cause such action to be reversed or cured without material cost or harm to the Company, the Executive fails to cause such reversal or cure within 30 days after such request, and such action actually results in material cost or harm to the Company; or

                  (v) the Executive's failure to use reasonable best efforts to distribute and implement written procedures and other controls as reasonably appropriate so that no Action is taken without the required prior approval, provided that such failure is not cured or otherwise remedied within 30 days after the Board requests the Executive in writing to cure or otherwise remedy such failure.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of any of the conduct described in Section 3(b)(i) through 3(b)(v), and specifying the particulars thereof in detail; provided, that if the Executive is a member of the Board, the Executive shall not vote on such resolution nor shall the Executive be counted in determining the "entire membership" of the Board; and provided, further, that the members of the Board voting in favor of such resolution shall include at least two directors who were not selected, nominated or appointed by Nestle.

            (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                  (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, that the mere completion of the Merger, in and of itself, shall not constitute Good Reason;


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                  (ii)  any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (iii) the Company's requiring the Executive to be based at any office or location other than as provided in clause (B) of Section 2(a)(i) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Agreement Effective Date;

                  (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                  (v)   any failure by the Company to comply with and satisfy
      Section 9(c) of this Agreement.

For purposes of this Section 3(c), the Company may not challenge the Executive's determination of Good Reason except upon the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive does not have Good Reason and specifying the particulars thereof in detail; provided, that if the Executive is a member of the Board, the Executive shall not vote on such resolution nor shall the Executive be counted in determining the "entire membership" of the Board; and provided, further, that the members of the Board voting in favor of such resolution shall include at least two directors who were not selected, nominated or appointed by Nestle. The Executive's mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive's ability to terminate employment for Good Reason.

            (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
(iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive, the Company or New Dreyer's, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (which date shall


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not be more than 30 days after the giving of such notice), as the case may be,
(ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

            4. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment without Cause or the Executive shall terminate employment for Good Reason:

                  (i) The Executive shall be paid, in a single lump sum payment within 60 days after the Date of Termination, the aggregate amount of (A) the Executive's earned but unpaid Base Salary and accrued but unpaid vacation pay through the Date of Termination, and any Annual Bonus required to be paid to the Executive pursuant to Section 2(b)(ii) above for any fiscal year that ends on or before the Date of Termination to the extent not previously paid (the "Accrued Obligations"), (B) the Base Salary that would have been required to be paid to the Executive through the remainder of the Employment Period if the Executive had remained in the employ of the Company throughout the Employment Period, (C) an amount equal to the Target Bonus Percentage times the total amount described in clause (B) of this sentence, and (D) the product of (x) the number of years and fractions thereof from the Date of Termination through the end of the Employment Period, times (y) the amount of matching contributions made by the Company for the Executive's account under its 401(k) plan with respect to the most recent plan year ending prior to the Date of Termination;

                  (ii) The Executive shall be entitled to the Long-Term Incentive Compensation on the same basis and at such times as if the Executive's employment had not terminated;

                  (iii) Through the remainder of the Employment Period, or such longer period as may be provided by the terms of a written plan, program or policy, the Executive and/or the Executive's family shall continue to be provided with welfare benefits and fringe benefits at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Sections 2(b)(v) and 2(b)(vii) of this Agreement if the Executive's employment had not been terminated; and for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed for the remainder of the Employment Period and to have retired on the last day of such period;

                  (iv) The Deferred Options shall vest and become exercisable as of the Date of Termination to the extent not previously vested and exercisable, and all Deferred Options that have not previously been exercised shall remain exercisable for the period provided under the Option Plan and the applicable agreement or, if longer, until the day


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      after any puts under the Company's charter have ceased to be exercisable
      (but in no event after the expiration of their original term);

                  (v) The Company shall, at its sole expense and on an as-incurred basis, provide the Executive with outplacement services the scope and provider of which shall be reasonable and consistent with industry practice for similarly situated executives; and

                  (vi) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

Notwithstanding the foregoing, if the Company executes and delivers to the Executive a mutual release in the form attached hereto as Exhibit B within 15 days after the Date of Termination, it shall be a condition to the Executive's right to receive the amounts provided for in clauses (B), (C) and (D) of Section 4(a)(i) above that the Executive execute, deliver to the Company and not revoke such mutual release.

            (b) Cause; Other than for Good Reason. If the Executive's employment shall be terminated by the Company for Cause during the Employment Period, any Deferred Options that have not vested prior to the Date of Termination shall be forfeited and the Company shall have no further obligations to the Executive under this Agreement other than pursuant to Sections 6 and 7 hereof, and the obligation to pay to the Executive the Accrued Obligations in cash within 30 days after the Date of Termination and to provide the Other Benefits. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason:

                  (i) The Other Benefits shall be paid or provided to the Executive on a timely basis;

                  (ii) The Accrued Obligations shall be paid to the Executive's estate or beneficiaries or to the Executive, as applicable, in cash within 30 days of the Date of Termination; and

                  (iii) Any Deferred Options that have vested by their terms on or before the Date of Termination and have not previously been exercised shall remain exercisable for the period provided under the Option Plan and the applicable agreement; provided, however, that during the pendency, and for three months after the resolution, of any dispute between the Company and the Executive as to whether the Executive's termination is for Good Reason, such Deferred Options shall remain exercisable.

            (c) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period:

                  (i) The Accrued Obligations shall be paid to the Executive's estate or beneficiaries or to the Executive, as applicable, in cash within 30 days of the Date of Termination;

                  (ii) At the time when annual bonuses are paid to other peer executives of the Company for the fiscal year in which the Date of Termination occurs, the Executive shall be paid an Annual Bonus in an amount equal to the product of (x) the amount of the Annual Bonus to which the Executive would have been entitled, if the Executive's employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in such fiscal year through the Date of Termination and the denominator of which is 365 (a "Pro-Rata Annual Bonus");

                  (iii) The Other Benefits shall be paid or provided to the Executive on a timely basis;

                  (iv) Through the remainder of the Employment Period, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Executive and/or the Executive's family shall continue to be provided with medical, dental and other health benefits at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in
      Section 2(b)(v) of this Agreement if the Executive's employment had not been terminated; and

                  (v) The Deferred Options shall vest and become exercisable as of the Date of Termination to the extent not previously vested and exercisable, and all Deferred Options that have not previously been exercised shall remain exercisable for the period provided under the Option Plan and the applicable agreement or, if longer, until the day after any puts under the Company's charter have ceased to be exercisable (but in no event after the expiration of their original term).

The term "Other Benefits" as utilized in this Section 4(c) shall include, without limitation, and the Executive or the Executive's estate and/or beneficiaries, as applicable, shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company to peer executives of the Company or the estates and beneficiaries of peer executives of the Company, as applicable, under such written plans, programs and policies relating to death or disability benefits, as applicable, if any, as in effect with respect to other peer executives and their beneficiaries immediately before the date of this Agreement or, if more favorable to the Executive or the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death or Disability with respect to other peer executives of the Company and their beneficiaries.

            5. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

            6. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company's receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses which the Executive or his beneficiaries may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive or his beneficiaries about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The preceding sentence shall not apply with respect to any such contest if the court having jurisdiction over such contest determines that the Executive's claim in such contest is frivolous or maintained in bad faith.

            7. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section 7(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4(a)(i), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 7(a). The Company's obligation to make Gross-Up Payments under this Section 7 shall not be conditioned upon the Executive's termination of employment.

            (b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers or such other nationally recognized accounting firm as may be agreed by the Company and the Executive (the "Accounting Firm"); provided, that the Accounting Firm's determination shall be made based upon "substantial authority" within the meaning of Section 6662 of the Code. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, unless the Company obtains an opinion of outside legal counsel, based upon at least "substantial authority" within the meaning of Section 6662 of the Code, reaching a different determination, in which event such legal opinion shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of a Gross-Up Payment or an amount advanced by the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            (e) Notwithstanding any other provision of this Section 7, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

            (f) Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Employment Agreement.

            (g) Definitions. The following terms shall have the following meanings for purposes of this Section 7.

                  (i)   "Excise Tax" shall mean the excise tax imposed by
            Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                  (ii) "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of
            Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

                  (iii) A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

                  (iv) The "Safe Harbor Amount" means 2.99 times the Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

                  (v) "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

            8. Confidential Information and Non-Solicitation. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; provided, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company.

            (b) While employed by the Company and after the termination of the Executive's employment with the Company until the end of the Employment Period, the Executive shall not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with the Company to terminate their employment, agency, or other relationship with the Company or to render services for or transfer their business from the Company and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

            (c) In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. However, in recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 8(a) and (b) of this Agreement, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

            9. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Without limiting the generality of the foregoing, as of the Effective Time of the Merger, the Company shall cause New Dreyer's to become an additional party to this Agreement and a co-obligor with respect to the obligations of the Company under this Agreement, and from and after the Effective Time of the Merger, the references in Section 3(b) and 3(c) of this Agreement to the "Board" shall be deemed to refer to the Board of Directors of New Dreyer's, and all references in this Agreement to the Company shall be deemed to refer to both the Company and New Dreyer's.

            10. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive: at the Executive's most recent address on the records of the Company,

            If to the Company:

            Dreyer's Grand Ice Cream, Inc.
            5929 College Avenue
            Oakland, California  94618
            Attn:  General Counsel

            with a copy to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York 10019
            Attn:  Karen G. Krueger

            and (solely if the Employment Period begins upon the Effective Time of the Merger) with a copy to:

            Nestle Holdings, Inc.
            800 North Brand Boulevard
            Glendale, CA 91203
            Attn:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (f) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto.

            (g) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                        /s/ T. Gary Rogers
                                     -------------------------------------------
                                                       T. Gary Rogers




                                     DREYER'S GRAND ICE CREAM, INC.



                                     By:    /s/ Timothy F. Kahn
                                          --------------------------------------
                                          Name:      Timothy F. Kahn
                                          Title:     Vice President--Finance
                                                     and Administration and
                                                     Chief Financial Officer

                                                                       EXHIBIT A

                            LONG-TERM INCENTIVE PLAN

The Company currently provides long-term incentive compensation through grants of stock options. Certain key terms and conditions of the Company's current stock option program (the "Current Program") are described at the end of this Exhibit A.

The new incentive plan provided for in Section 6.5 of the Merger Agreement (the "New Incentive Plan") shall be designed to provide employees of New Dreyer's and its Subsidiaries with earnings opportunities that are not less favorable than their earnings opportunities under the Current Program, and that are competitive with market practices. In the case of employees who are parties to employment agreements with the Company, such earnings opportunities shall be designed to meet the requirements of the preceding sentence over the length of the term of those agreements and such employees will have the opportunity to earn the full amounts which are made available to them under the New Incentive Plan during the term of those agreements. The other terms and conditions of the New Incentive Plan shall be comparable to those of the Current Program.

The Company shall engage a consulting firm chosen by mutual agreement between the Company and Nestle to design the New Incentive Plan, subject to the approval of the Board of Directors of New Dreyer's, which approval shall be sought and obtained as soon as practicable after the Effective Time.

The New Incentive Plan shall provide for cash incentive compensation based on performance measures linked to the creation and enhancement of shareholder value, such as, but not limited to, profitability, cash flow, revenue growth, asset utilization, investment returns, and/or merger-related cost savings. For the purpose of determining the target level of earnings opportunities under the New Incentive Plan, the earnings opportunities provided by the Current Program will be valued based on their expected fair value, such as under the Black-Scholes option valuation method, and not taking into account any impact of the Merger or its announcement on the value of the Company's stock. Failure by the Board of Directors of New Dreyer's to implement the New Incentive Plan shall not constitute "Good Reason" under any employment agreement entered into by New Dreyer's or its Subsidiaries, before or after the Effective Time.

Description of Current Stock Option Program

- Grants to executives and the `middle-management' group are made annually. The grants are approved by the Board at its February meeting and priced as of the date of grant.

- All options have a ten-year life, and are vested on the following schedule:

         Anniversary of Grant Date            Cumulative Amount Vested
         -------------------------            ------------------------
                 < 2 years                              None
                  2 years                               40%
                  3 years                               60%
                  4 years                               80%
                  5 years                               100%

- The grants are based on a DOLLAR value of stock, determined on the basis of the fair market value of the Company's stock on the date of grant and by ratios that apply to each class of managers. The Board reviews these ratios for competitiveness from time to time, with advice from external consultants. The ratios were last adjusted in February of 2001.

-     The award factors for each class of managers are as follows:

                   Group                              Award Factor
                   -----                              ------------
           CEO and President (2)                      3.5 x Salary
            Vice-Presidents (4)          2.5 x the average salary of this group
            Executive Staff (24)             1.25 x the individual's salary
           Management Staff (78)             0.75 x the individual's salary

- In addition to these programs for executives and managers, the Company has an option incentive program called "I Can Make a Difference" for front-line employees. Under this program, grants of 1000 shares each are made to between 115 and 135 front-line employees each year, through a selection made by the Vice-Presidents.

                                                         FEBRUARY 2002 OPTION GRANTS
                                                         ---------------------------

    CLASS               NUMBER OF GRANTEES         BASIS OF AWARD       # OF OPTIONS GRANTED    $ VALUE OF SHARES
    -----               ------------------         --------------       --------------------    -----------------
CEO                                      1        3.5 x Salary                        69,740            $2,747,000

Vice-Presidents                          4        2.5 x Salary                        95,680            $3,769,000

Executive Staff                         24        1.25 x Salary                      154,850            $6,100,000

Management Staff                        78        0.75 x Salary                      166,250            $6,549,000

Front-Line Incentive                   120        1000 shares each                   120,000            $4,727,000

                        ------------------                              --------------------    ------------------
Totals                                 227                                           606,520           $23,892,000

NOTES:        The grant price for 2002 was $39.395

              This table excludes the grant to the President (which was equal to the CEO grant) and also excludes grants to the Board of Directors, which amounted to 18,000 shares.

              "Basis of Awards" yields a number of shares of stock, based on fair market value on date of option grant, equal to salary times multiple.

                                                                       EXHIBIT B

                                 GENERAL RELEASE

      THIS GENERAL RELEASE (THE "AGREEMENT"), DATED AS OF ______, IS ENTERED INTO BY AND AMONG DREYER'S GRAND ICE CREAM, INC., A DELAWARE CORPORATION (THE "COMPANY") AND T. GARY ROGERS (THE "EXECUTIVE").


                                    RECITALS

                  A. The Executive and the Company have previously entered into that certain Employment Agreement, dated as of _________ (the "Employment Agreement").

                  B. The Executive and the Company wish to enter into an agreement to specify the terms of the termination of the Executive's positions as an officer, employee and director of the Company and its subsidiaries, and to clarify and resolve any disputes that may exist between them arising out of the employment relationship and its termination, and to state the continuing obligations of the parties to one another following the end of the employment relationship.

                  C. In connection with the Executive's termination, the parties have agreed to release each other from any and all claims which each may have against the other, including claims arising from or related to the Executive's employment relationship with the Company.

                  D. The Company has advised the Executive to consult an attorney prior to signing this Agreement and has provided him with up to twenty-one (21) days to consider this Agreement and to seek legal assistance. The Executive has either consulted an attorney of his choice or voluntarily elected not to consult legal counsel.

                  E. This Agreement is not and should not be construed as an admission or statement by any party that it or any other party has acted wrongfully or unlawfully. Each party expressly denies any wrongful or unlawful action.

                                   AGREEMENTS

                  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

      1. Termination of Employment. Effective as of ____________ (the "Termination Date"), the Executive's employment with the Company shall terminate, and the Executive shall cease to hold any and all of his positions as an officer, employee or director of the Company.

      2. Severance and Benefits. As of the expiration of the revocation period with respect to this Agreement provided for in Section 12 and the consequent effectiveness of the waiver and release set forth in Section 6 hereof (the "Release"), the Company shall provide the Executive with the payments and benefits specified in clauses (B), (C) and (D) of Section 4(a)(i) of the Employment Agreement (the "Severance Benefits"). The Executive acknowledges and agrees that his right to receive the Severance Benefits thereunder is contingent upon his execution of this Agreement and the consequent effectiveness due to non-revocation of this Agreement and the Release. If the Executive fails to execute this Agreement within twenty-one days after it is executed by the Company and delivered to the Executive and/or the Executive revokes this Agreement or the Release within seven days after such execution, then the Executive shall not be entitled to the Severance Benefits.

      3. Valid Consideration. The Executive and Company agree that Company's payment of the Severance Benefits is not required by Company's policies or procedures and is given as consideration for the Release under this Agreement.

      4. General Release of Claims. In consideration of the Severance Benefits and promises provided for herein, and except for rights created by this Agreement and any indemnification rights the Executive may have as an officer, director and/or employee of the Company, the Executive, on behalf of himself and his heirs, representatives and assigns, hereby expressly waives, releases and forever discharges the Company, and its direct or indirect parents, subsidiaries, affiliates, related entities, predecessors, successors, divisions, owners, stockholders, directors, officers, employees, partners, heirs, assigns, agents, attorneys, insurers, managers, representatives and all persons acting by, through, under or in concert with them (collectively referred to herein as the "Company Releasees"), and the Company hereby expressly waives, releases and forever discharges the Executive and his heirs, assigns, agents, attorneys, representatives and persons acting by, through, under or in concert with them, each in their capacity as such, from any and all claims, demands, actions, causes of action (in law or in equity), suits, debts, liens, contracts, agreements, promises, liability, damages, loss, cost or expense, of every kind and nature, whether known or unknown, suspected or unsuspected, fixed or contingent (collectively, "Claims") (including, without limitation, any claims for wages, severance pay, bonuses or other incentive compensation, stock options or employment benefits) that each now has or at any time may have had against the other(s) or any of them, arising out of or in any way related to:

      (a) the Executive's employment with the Company and/or the termination thereof;

      (b) any employment agreement (including, without limitation, the Employment Agreement) or any other contracts, express or implied, any covenant of good faith and fair dealings, express or implied, any theory of wrongful discharge, breach of contract, defamation, whistle-blowing or any legal restriction on the Company's right to terminate employees;

      (c) any federal, state, or other governmental statute or ordinance or wage order, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Federal Age Discrimination in Employment Act, as amended, the Equal Pay Act, as amended, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Fair Labor Standards Act, as amended, the Employee Retirement Income Security Act, the California

Fair Employment and Housing Act, the California Labor Code, any California Wage Order, and/or any other Federal, state, municipal or local law (statutory or decisional), regulation, or ordinance, or any other legal limitation on the employment relationship;

            provided, however, that notwithstanding the foregoing, the release set forth in this Agreement shall not waive or release: (i) any claims arising out of fraudulent or criminal conduct or embezzlement; (ii) any claims arising under or relating to Section 4 (other than clauses (B), (C) and (D) of Section 4(a)(i)) or Sections 5, 6, 7, 8, 9 or 10 of the Employment Agreement (such Sections, the "Surviving Employment Agreement Provisions"); or (iii) claims where the events in dispute first arise after execution of this Agreement, nor shall it preclude the Executive or the Company from filing a lawsuit for the exclusive purpose of enforcing his or its rights under this Agreement or the Surviving Employment Agreement Provisions.

      5. Release of Unknown Claims. It is the intention of the Executive and the Company that this Agreement is a General Release which shall be effective as a bar to each and every Claim released hereby. Each of the parties recognizes that it may have a Claim against a released party of which it is totally unaware and unsuspecting which it is giving up by execution of the General Release. It is the intention of the Executive and the Company in executing this Agreement to forego each such Claim. In furtherance of this intention, each of the Executive and the Company expressly waives any rights or benefits conferred by the provision of Section 1542 of the Civil Code of the State of California which provides as follows, or under any similar applicable law:

                        "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
            CREDITOR DOES NOT NOW KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                  In connection with such waiver and relinquishment, the parties acknowledge that they are aware that they may hereafter discover facts in addition to, or different from, those which they now know or believe to be true with respect to the subject matter of this Agreement, but that it is their intention hereby to fully, finally and forever settle and release all released matters. In furtherance of such intention, the Release given herein shall be and remain in effect as a full and complete release, notwithstanding the discovery or existence on any such additional facts. Each of the Executive and the Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which such party does not know or suspect to exist in their favor at the time of execution of this Agreement, and that this Agreement contemplates the extinguishment of any such Claims.

      6. Knowing and Voluntary Agreement. The Executive represents and agrees that he has read this Agreement, understands its terms and the fact that he releases all Claims which he might have against the Company Releasees, understands that he has the right to consult counsel of choice and has either done so or knowingly waived the right to do so, and is entering into this Agreement voluntarily and without duress or coercion from any source.

      7. Review and Revocation Period; Effective Date. The Executive acknowledges that he has been advised by the Company to consult an attorney before signing this Agreement and that he has executed this Agreement (including the Release set forth above which releases the Executive's rights under the Age Discrimination in Employment Act of 1967, as amended) after having been given up to twenty-one (21) days to review this Agreement and consult legal counsel. The Executive may revoke this Agreement up to seven (7) days after signing it. This Agreement shall automatically become effective, enforceable and irrevocable upon the expiration of that seven-day revocation period, if not timely revoked by the Executive.

      8. Binding Nature; Assignability. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive), and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than by will or by the laws of descent and distribution, and all transferees shall be bound by the terms of this Agreement.

      9. Entire Agreement. This Agreement and the Surviving Employment Agreement Provisions set forth the entire understanding between the Executive and the Company with respect to the Claims released hereby, and supersedes any prior agreements (including, without limitation, the provisions of the Employment Agreement other than the Surviving Employment Agreement Provisions and the Company's Employee Handbook) or understandings, express or implied, pertaining to such Claims. The Executive acknowledges that in executing this Agreement, the Executive is not relying upon any representation or statement by any representative of the Company concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement.

      10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.




                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.



                                                  DREYER'S GRAND ICE CREAM, INC.





               Dated:______________________       By: __________________________
                                                      Title:





               Dated:______________________       ______________________________
                                                           T. Gary Rogers